Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-107913 on Form S-8 of our report dated June 15, 2020, relating to the financial statements and supplemental schedule of Meritor, Inc. Savings Plan appearing in this Annual Report on Form 11-K of Meritor, Inc. Savings Plan for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan

June 15, 2020